Exhibit 16.2
Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors
TerraForm Power, Inc.:

Opinion on Internal Control Over Financial Reporting

We have audited TerraForm Power, Inc. and subsidiaries’ (the Company) internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission. In our opinion, because of the effect of the material weaknesses, described below, on the achievement of the objectives of the control criteria, the Company has not maintained effective internal control over financial reporting as of December 31, 2017, based on criteria established in Internal Control - Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2017 and 2016, the related consolidated statements of operations, comprehensive loss, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2017, and the related notes (collectively, the consolidated financial statements), and our report dated March 7, 2018 expressed an unqualified opinion on those consolidated financial statements.

A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The following material weaknesses have been identified and included in management’s assessment:

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The Company did not have sufficient resources, including contractors, in place throughout the reporting period with the appropriate training and knowledge of internal controls over financial reporting in order to establish the Company’s financial reporting processes and information technology (IT) systems and to design, implement and operate an effective system of internal control over financial reporting.

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The Company did not conduct continuous risk assessment and monitoring activities over financial reporting and IT systems to identify and analyze risks of financial misstatement due to error and/or fraud and to identify and assess necessary changes in generally accepted accounting principles (GAAP) and financial reporting processes and internal controls impacted by changes in the business, information systems, and transition of key personnel.

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The Company did not have an effective information and communication process that ensured appropriate and accurate information was available to financial reporting personnel on a timely basis in order that they could fulfill their roles and responsibilities.

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The Company did not have effective IT general controls over all operating systems, databases, and IT applications supporting financial reporting. Process-level automated controls and manual controls that were dependent upon the information derived from IT systems were also determined to be ineffective. Additionally, the Company did not have effective end-user computing controls over spreadsheets used in financial reporting.

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The Company did not have effective controls over the completeness, existence, and accuracy of revenues and deferred revenue and the completeness, existence, accuracy and valuation of accounts receivable.

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The Company did not have effective reconciliation controls over the completeness, existence and accuracy of certain balance sheet accounts. Specifically, the reconciliation controls did not always operate timely and did not adequately investigate, resolve and correct reconciling items on a timely basis.

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The Company did not have effective controls over the completeness, existence and accuracy of accounts payable, accrued expenses, and expenses. Specifically, the Company did not establish an effective accounts payable voucher and disbursement process and related internal controls in order to review and approve and accurately record expenditures on a timely basis.

•	The Company did not have effective controls over the completeness, existence and accuracy of renewable energy facilities, accumulated depreciation and depreciation, accretion and amortization expense.

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The Company did not have effective process level and management review controls over the application of GAAP and accounting measurements related to certain significant accounts and non-routine transactions.

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The Company did not have effective process-level and management review controls over manual financial reporting processes. Specifically, the Company did not have effective controls over the completeness and accuracy of information used in manual spreadsheets and the accuracy of those spreadsheet formulas.

Basis for Opinion

The Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit. We are a public accounting firm registered with the PCAOB and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

Definition and Limitations of Internal Control Over Financial Reporting

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

/s/ KPMG LLP

McLean, Virginia
March 7, 2018